Exhibit 99.1

Rain Oncology Reports Third Quarter 2023 Financial Results and Provides Business Update

NEWARK, Calif., November 9, 2023 (GLOBE NEWSWIRE) -- Rain Oncology Inc. (NasdaqGS: RAIN), (Rain), today reported financial results for the third quarter ended September 30, 2023, along with an update on the Company’s key developments and business operations.

“Rain continues to evaluate a number of strategic opportunities to add value for its stockholders,” said Avanish Vellanki, co-founder and chief executive officer of Rain. “We anticipate being able to provide a public update on our efforts before the end of the year.”

Third Quarter 2023 Financial Highlights

For the three and nine months ended September 30, 2023, Rain reported a net loss of $7.0 million and $49.6 million, respectively, as compared to a net loss of $18.0 million and $53.0 million for the same periods in 2022, respectively.

Research and development (R&D) expenses were $4.0 million and $35.6 million for the three and nine months ended September 30, 2023, respectively, as compared to $14.5 million and $42.3 million for the same periods in 2022, respectively. The decrease in R&D expenses was primarily related to the winding down of the MANTRA and MANTRA-2 clinical trials for milademetan and lower payroll-related costs for the Company’s R&D personnel due to the reduction-in-force implemented in the second quarter of 2023.

General and administrative (G&A) expenses were $4.1 million and $14.6 million for the three and nine months ended September 30, 2023, respectively, as compared to $3.9 million and $11.3 million for the same periods in 2022, respectively. The increase in G&A expenses was primarily due to higher professional services, legal and payroll-related costs.

Total non-cash stock-based compensation expenses were approximately $1.2 million and $3.6 million for the three and nine months ended September 30, 2023, respectively, as compared to $0.9 million and $3.6 million for the same periods in 2022, respectively.

As of September 30, 2023, Rain had $77.3 million in cash, cash equivalents and short-term investments.

As of November 3, 2023, Rain had approximately 36.4 million shares of common stock outstanding.

About Rain Oncology Inc.

Rain Oncology Inc. is a precision oncology company developing therapies that target oncogenic drivers to genetically select patients it believes will most likely benefit. Rain’s product candidate, milademetan, is a small molecule, oral inhibitor of the p53-MDM2 complex that reactivates p53.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding, among other things, potential strategic opportunities for Rain and the timing for public updates. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “plans,” “will”, “anticipates,” “goal,” “potential,” “expects” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Rain’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks and uncertainties associated with Rain’s business in general and limited operating history, Rain’s ability to execute on its strategy; the results of preclinical and clinical studies; the FDA regulatory process; the sufficiency of Rain’s capital resources and its ability to successfully manage its cash resources; and the other risks described in Rain’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 and subsequent filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. Rain undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Investor Contact

Daniel Ferry

LifeSci Advisors

+1.617.430.7576

daniel@lifesciadvisors.com

Media Contact

Mahima Agochiya

Rain Oncology

magochiya@rainoncology.com

Rain Oncology Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2022	2021
Operating expenses:
Research and development	$3,965	$14,510	$35,622	$42,322
General and administrative	4,113	3,901	14,593	11,257
Restructuring charges	—	—	2,837	—
Total operating expenses	8,078	18,411	53,052	53,579
Loss from operations	(8,078)	(18,411)	(53,052)	(53,579)
Other income:
Interest income	1,044	370	3,470	533
Total other income	1,044	370	3,470	533
Net loss	$(7,034)	$(18,041)	$(49,582)	$(53,046)
Net loss per share, basic and diluted	$(0.19)	$(0.68)	$(1.36)	$(2.00)
Weighted-average shares used to compute net loss per share, basic and diluted	36,375,671	26,564,615	36,359,744	26,535,474

SUMMARY CONDENSED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	September 30,	December 31,
	2023	2022(1)
	(unaudited)
Cash, cash equivalents and short-term investments	$77,320	$130,454
Total assets	82,060	135,180
Stockholders’ equity	67,519	113,036

(1) Derived from audited financial statements